UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

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Arconic Inc. issued the following communication to shareholders:

To Glass Lewis Subscribers:

I am writing about the upcoming Arconic Annual Meeting, which is scheduled for May 25, 2017.

I understand that you receive Glass Lewis proxy research. I am writing to alert you to several significant calculation mistakes contained in the Glass Lewis report on Arconic relating to the total return we have generated for our shareholders over the 1-, 3- and 5-year periods ended January 31, 2017. Glass Lewis cited these erroneous calculations as a “reasonable basis for shareholders to question the effectiveness of the incumbent board.”

We note, for example, that in the one year period ended January 31, 2017, the total shareholder return actually generated for our shareholders was +64% but Glass Lewis erroneously calculates it to be -26%. There are also large calculation mistakes for the 3- and 5-year periods ended January 31, 2017. (For three years, Glass Lewis reports that the return is +36% when the correct number is +7%; for five years, Glass Lewis calculates -28% when the correct return is +21%.) (See Exhibit 1 for detailed calculations)

Glass Lewis also used companies we cited as “peers” in our 2016 proxy to evaluate our stock performance as far back as 2008. As you know, Alcoa Inc. (now Arconic) underwent a major transformation during that period. In 2008, no one would have thought that most of the companies we listed in 2016 were peers, so using those companies as a performance measuring stick is another significant mistake.

We understand that reasonable people can differ on the best path forward for Arconic. We have always been open to discussing those varying views and listening to our shareholders and other experts. But opinions about the future should not be based on erroneous calculations regarding our past. The fact is that the owners of Alcoa Inc. from eight years ago saw their wealth increase by approximately $8 billion through the transformation of the company and its split into two public companies.

We recognize that this proxy fight is about the future, not the past. We believe we have the right strategy for maximizing value for shareholders going forward. We encourage you to read our proxy materials and review the biographies of our nominees, whom we believe to be uniquely suited to assist the company in refining its strategy and overseeing its execution. Our nominees are almost entirely new to Arconic and bring fresh perspective to these tasks in addition to backgrounds at the most senior levels of the aerospace sector.

As always, I would be pleased to discuss these matters with you directly or arrange a call with our directors and senior management.

Patricia

Patricia Figueroa

Vice President, Investor Relations

Arconic

Exhibit 1. Total Shareholder Returns – Package Value (1)(2)

Period ended January 31, 2017	1 Year	3 Year	5 Year
$/share, unless noted
Alcoa Inc. Share Price, as of:	February 1, 2016	February 3, 2014	February 1, 2012
Alcoa Inc. Closing Price (3)	$7.21	$11.23	$10.20
Reverse Stock Split Factor (x) (4)	3.0	3.0	3.0
Split Adjusted Closing Price	$21.63	$33.69	$30.60

Post Separation Share Price, as of:	January 31, 2017	January 31, 2017	January 31, 2017
Arconic Share Price	$22.79	$22.79	$22.79
Alcoa Corp. Share Price	$36.45	$36.45	$36.45
Package Value Share Price (5)	$34.94	$34.94	$34.94

Share Price Return (%)	62%	4%	14%

Value of Dividends Paid (6)	$0.50	$1.23	$2.17

Total Shareholder Return (%)	64%	7%	21%

Glass Lewis TSR Figures (%)	-26%	36%	-28%

Source: Arconic analysis of Capital IQ data.

Notes:

1.	Analysis based on closing prices.
2.	Selected starting dates of 1, 3 and 5 year analysis based on interpretation of Glass Lewis analysis.
3.	Actual Alcoa Inc. closing price, before adjustment for reverse stock split.
4.	On October 5, 2016, Alcoa Inc. completed a reverse stock split of Alcoa Inc. common stock at a ratio of 1 for 3.
5.	Package value to the Alcoa Inc. shareholder is calculated based on the performance of 1 share of Arconic and 1/3 share of Alcoa Corp. On Nov 1, 2016, as a result of the separation, every shareholder of Alcoa Inc. received 1 share of Arconic and 1/3 share of Alcoa Corp. for every 1 share of Alcoa Inc.
6.	Includes dividends paid on Alcoa Inc. stock prior to separation on November 1, 2016. Includes dividends paid on Arconic stock after November 1, 2016.

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